Exhibit 99.1

Mistras Delivers Strong First Quarter FY’14 Results and Affirms Full Year Guidance.

Revenue increases 20%; Net Income increases 32%

PRINCETON JUNCTION, N.J., October 8, 2013 (GLOBE NEWSWIRE) — Mistras Group, Inc. (NYSE:MG), a leading “one source” global provider of technology-enabled asset protection solutions, today reported financial results for the first quarter of fiscal 2014, which ended August 31, 2013. During the first quarter, the Company had revenue of $135.8 million, an increase of 20% compared to revenue of $113.4 million for the prior year period. Net income for the first quarter was $5.6 million, or $0.19 per diluted share compared to net income of $4.3 million or $0.15 per diluted share in the prior year period. Adjusted EBITDA* was $16.0 million in the quarter compared to $15.5 million in the prior year period. The first quarter of fiscal 2014 includes a favorable acquisition adjustment of $2.1 million (pre-tax).

First Quarter Fiscal 2014 Financial Highlights:

•	Revenues of $135.8 million grew 20% versus the prior year, consisting of 5% organic growth and 16% acquisition growth. The Services segment achieved 16% organic revenue growth through the expansion of existing evergreen customers as well as new customers in Oil & Gas (refining and pipeline), Aerospace, Power Generation and Industrial markets, and was complemented by advanced service revenues increasing 15% in the quarter from the prior year. The International segment grew revenues by 55%, led by 69% acquisition growth which was partially offset by a 14% decrease in organic revenue due to unscheduled product installation delays, timing of customer turnarounds and cutbacks in Brazil’s Oil & Gas market. Products & Systems revenues were down 31%. The prior year included large product system sales for commercial & military aerospace suppliers as well as sales of infrastructure based systems that were not replaced in the current quarter due to economic uncertainty and U.S. budget sequester impacts in those industries.

•	Gross Profit grew 16% to $39.3 million. Gross Margin was 28.9% versus 29.7% in the prior year. The Services segment margin was 27.9% as compared to 25.4% due to a favorable change in the mix of project work and higher margin advanced services. The International segment’s margin was 26.8% as compared to 29.0%, mainly impacted by the mix of new acquisitions having lower margin traditional NDT services. Products & Systems’ margin was 36.2% as compared to 55.0%, impacted primarily by the decrease in revenues due to uncertainty raised with the U.S. budget sequester and unscheduled delays of system installations for major projects in the North Sea and Russia.

•	Net cash provided by operating activities was $11.5 million.

Sotirios Vahaviolos, Mistras Chairman and Chief Executive Officer stated, “Although difficult economic conditions persist in Europe and South America, along with guarded capital spending in the U.S., we are encouraged by signs of improvement in the U.S. Services market.”

“We were very pleased to see our revenues in the Oil & Gas industry increase a healthy 21% in the quarter from the prior year and organic growth of 16% by our Services segment. All indications are showing that maintenance spending for the North American Oil & Gas industry is expected to continue to increase for the next several years, driven by the need for improved safety oversight and meeting current and new environmental regulations. This, combined with significant new global contract awards that included evergreens in the Oil & Gas, Chemical and Power Generation industries, provides the support that Mistras is poised for a strong fiscal 2014.”

Dr. Vahaviolos also added, “from an operational structure perspective, we continue to reengineer our management and businesses practices globally, ensuring that we are creating and delivering value for our customers and Mistras. Management believes that the Services improvements will be followed by similar results in the International Segment.”

Outlook and Guidance for Fiscal 2014

The Company is affirming its previously issued guidance for fiscal 2014 revenues to be in the range of $570 million to $600 million and Adjusted EBITDA* to be in the range of $74 million to $80 million. The Company does not provide quarterly guidance, but expects to update its annual guidance at least quarterly.

Conference Call

In connection with this release, Mistras will hold a conference call on Wednesday, October 9, 2013 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-877-703-6102 and use confirmation code 84903146 when prompted. The International dial-in number is 1-857-244-7301.

About Mistras Group, Inc.

Mistras offers one of the broadest “one source” services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies—24/7 on-line monitoring of critical assets; mechanical integrity (“MI”) and non-destructive testing (“NDT”) services; destructive testing services; and its proprietary world class data warehousing and analysis software—to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for fiscal year 2013 filed with the Securities and Exchange Commission on August 14, 2013, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The terms “Adjusted EBITDA” and “Adjusted Diluted Earnings Per Share” used in this release are financial measurements not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Reconciliations of Adjusted EBITDA and Adjusted Diluted Earnings Per Share to financial measurements under GAAP are set forth in a table attached to this press release. In addition, the Company has also included in the tables for non-GAAP measurements the non-GAAP measurement “Adjusted Net Income” reconciling this measurement to a financial measurement under GAAP. The Company believes that investors and other users of the financial statements benefit from the presentation of Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share because they provide additional metrics to compare the Company’s operating performance on a consistent basis and measure underlying trends and results of the Company’s business.

Mistras Group, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	August 31, 2013	May 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$6,933	$7,802
Accounts receivable, net	106,258	108,554
Inventories, net	12,981	12,504
Deferred income taxes	2,710	2,621
Prepaid expenses and other current assets	8,806	8,156

Total current assets	137,688	139,637
Property, plant and equipment, net	68,076	68,419
Intangible assets, net	50,560	52,428
Goodwill	115,325	115,270
Other assets	1,019	906

Total assets	$372,668	$376,660

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$8,476	$8,490
Accrued expenses and other current liabilities	44,875	47,839
Current portion of long-term debt	7,405	7,418
Current portion of capital lease obligations	6,945	6,766
Income taxes payable	1,702	1,703

Total current liabilities	69,403	72,216
Long-term debt, net of current portion	45,495	52,849
Obligations under capital leases, net of current portion	11,278	10,923
Deferred income taxes	12,651	11,614
Other long-term liabilities	17,054	18,778

Total liabilities	155,881	166,380

Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 28,375,135 and 28,210,862 shares issued and outstanding as of August 31, 2013 and May 31, 2013, respectively	283	282
Additional paid-in capital	196,377	195,241
Retained earnings	24,623	18,982
Accumulated other comprehensive loss	(4,717)	(4,452)

Total Mistras Group, Inc. stockholders’ equity	216,566	210,053
Noncontrolling interests	221	227

Total equity	216,787	210,280

Total liabilities and equity	$372,668	$376,660

Mistras Group, Inc.

Unaudited Consolidated Statements of Income

(in thousands except per share data)

	Three months ended August 31,
	2013	2012
Revenues:
Services	$128,342	$99,225
Products and systems	7,496	14,162

Total revenues	135,838	113,387

Cost of revenues:
Cost of services	88,624	70,516
Cost of products and systems sold	3,629	5,010
Depreciation related to services	4,050	3,976
Depreciation related to products and systems	258	168

Total cost of revenues	96,561	79,670

Gross profit	39,277	33,717
Selling, general and administrative expenses	28,699	23,492
Research and engineering	643	517
Depreciation and amortization	2,457	1,895
Acquisition-related expense, net	(2,097)	107

Income from operations	9,575	7,706
Interest expense	745	760

Income before provision for income taxes	8,830	6,946
Provision for income taxes	3,195	2,655

Net income	5,635	4,291
Net loss (income) attributable to noncontrolling interests, net of taxes	6	(10)

Net income attributable to Mistras Group, Inc.	$5,641	$4,281

Earnings per common share:
Basic	$0.20	$0.15
Diluted	$0.19	$0.15
Weighted average common shares outstanding:
Basic	28,241	28,045
Diluted	29,109	29,000

Mistras Group, Inc. and Subsidiaries

Unaudited Operating Data by Segment

(in thousands)

	Three months ended August 31,
	2013	2012
Revenues
Services	$95,810	$82,397
International	37,759	24,429
Products and Systems	6,585	9,534
Corporate and eliminations	(4,316)	(2,973)

	$135,838	$113,387

	Three months ended August 31,
	2013	2012
Gross profit
Services	$26,747	$20,940
International	10,120	7,081
Products and Systems	2,384	5,245
Corporate and eliminations	26	451

	$39,277	$33,717

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of

Net Income Attributable to Mistras Group, Inc. to EBITDA and Adjusted EBITDA

(in thousands)

	Three months ended August 31,
	2013	2012
EBITDA and Adjusted EBITDA data
Net income attributable to Mistras Group, Inc. (GAAP)	$5,641	$4,281
Interest expense	745	760
Provision for income taxes	3,195	2,655
Depreciation and amortization	6,765	6,039

EBITDA (non-GAAP)	$16,346	$13,735
Stock compensation expense	1,707	1,634
Acquisition-related, expense net	(2,097)	107

Adjusted EBITDA (non-GAAP)	$15,956	$15,476

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of

Net Income Attributable to Mistras Group, Inc. (GAAP) to Adjusted Net Income and Adjusted Earnings Per Share (Non-GAAP)

(in thousands, except per share data)

	Three months ended August 31,
	2013	2012
Adjusted net income
Net income attributable to Mistras Group, Inc. (GAAP)	$5,641	$4,281
Acquisition-related expense, net ($2.1 million benefit and $0.1 million expense, pre-tax for the three months ended August 31, 2013 and 2012)	(1,338)	66

Adjusted net income (Non-GAAP)	$4,303	$4,347

Adjusted diluted earnings per common share
Diluted earnings per common share (GAAP)	$0.19	$0.15
Acquisition-related expense, net	(0.04)	—

Adjusted diluted earnings per common share (Non-GAAP)	$0.15	$0.15